Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Western Acquisition Ventures Corp. on Form S-4 of our report dated March 30, 2022, which contains an explanatory paragraph as to Western Acquisition Ventures Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of Western Acquisition Ventures Corp. as of December 31, 2021 and for the period from April 28, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Boston, MA
February 10, 2023